EXHIBIT 10.5

PERFORMANCE STOCK AWARD AGREEMENT
pursuant to the
SOLUTIA INC.  2007 MANAGEMENT LONG-TERM INCENTIVE PLAN

Grant Date:                      February 23, 2011

THIS PERFORMANCE STOCK AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Solutia Inc., a company organized in the State of Delaware (the “Company”), and the Participant (the “Participant”), pursuant to the Solutia Inc. 2007 Management Long-Term Incentive Plan, as in effect and as amended from time to time (the “Plan”).

WHEREAS, it has been determined under the Plan the Company will grant the shares of Performance Stock provided herein to the Participant;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation By Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were expressly set forth herein.  Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.  The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.  In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2. Grant of Performance Stock Award.  The Company hereby grants to the Participant, as of the Grant Date specified above, the number of shares of Performance Stock identified by the Company as Participant’s 2011 Solutia Inc. Long-Term Incentive Grant (and as confirmed on the Company’s stock administrator’s website www.benefits.ml.com).  Except as otherwise provided by Section 11.12 of the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s stockholder interest in the Company for any reason.

3. Vesting.

3.1 Except as otherwise provided in this Section 3, the Performance Shares subject to this grant shall become unrestricted and vested on February 23, 2014, provided the Participant is then employed by the Company and/or one of its Subsidiaries or Affiliates and the Company meets the Performance goals set forth below against the Solutia comparison group of companies that are a subset of the S&P Chemical Index (as defined herein) for the period of January 1, 2011 up to and including December 31, 2013 (the “Performance Period”).

a.           Total Shareholder Return: Total Shareholder Return (“TSR”) is defined as stock price appreciation including dividends paid. Fifty percent of the Performance Shares shall vest 100% at target if the TSR equals the 55th percentile of the comparison group for the Performance Period.  A threshold level of 25% of the target shares shall vest if the TSR equals the 40th percentile.  A maximum of 175% of the target shares shall vest if TSR equals the 75th percentile or higher.  Vested Performance Shares will be interpolated for the percentile achieved at the end of the Performance Period. The TSR shall include reinvested dividends over the Performance Period and shall be calculated using the average closing price of the Company’s common stock and the average closing price of the common stock of the companies in the Solutia comparison group within a ninety calendar day period, immediately preceding the beginning date of the Performance Period and the ending date of the Performance Period.

b.           Relative Return on Capital:  Return on Capital is defined as adjusted net operating profit less adjusted taxes divided by invested capital.  Fifty percent of the Performance Shares shall vest 100% at target if the three year average return on capital (“ROC”) equals the 55th percentile of the Solutia comparison group three year average for the Performance Period.  A threshold level of 25% of the target shares shall vest if the three year average ROC equals the 40th percentile.  A maximum of 175% shall vest if the three year average ROC equals the 75th percentile or higher.  Vested Performance Shares will be interpolated for the percentile achieved at the end of the Performance Period.  ROC is subject to a $1 billion cumulative adjusted EBITDA threshold for the Performance Period before any payouts occur.

For purposes of this Agreement, the Solutia comparison group (a subset of the S&P Chemical Index) means: Dow Chemical Company, E.I. du Pont de Nemours and Company, PPG Industries Inc., Ashland Inc., Ecolab Inc., Eastman Chemical Company, The Lubrizol Corporation, RPM International Inc., Cytec Industries Inc., Valspar Corporation, Rockwood Holdings, Inc., Cabot Corporation, FMC Corporation, PolyOne Corporation, Albemarle Corporation, International Flavors & Fragrances, Inc., Sigma-Aldrich Corporation, OM Group, Inc. Olin Corporation, NewMarket Corporation, Sherwin Williams, LSB Industries, STR Holdings, Stepan Company, A. Schulman Inc., H.B. Fuller Company, Sensient Technologies Corporation, Minerals Technologies Inc., Zep Inc., Quaker Chemical Corporation, Calgon Carbon Corporation, Balchem Corporation, and Arch Chemicals Inc.  The Committee reserves the right to adjust the companies in this comparison group as defined if, for instance, during the Performance Period, a company in the comparison group is acquired or becomes no longer publicly traded.

3.2       Except as otherwise provided in this Section 3, if the Participant’s employment with the Company and/or its Subsidiaries or Affiliates terminates for any reason prior to the vesting of all or any portion of the Performance Shares awarded under this Agreement, such unvested portion of the Performance Shares shall immediately be cancelled and the Participant (and the Participant’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such shares of Performance Stock.

3.3 If the Participant’s employment with the Company and/or its Subsidiaries or Affiliates terminates due to the Participant’s Disability, any unvested Performance Shares shall only vest if the Company meets the Performance goals set forth in Section 3.1 above, and shall become vested on February 23, 2014 during the period of Disability regardless of a termination event.  For purposes of this Agreement, “Disability,” if the Participant is a party to an employment agreement, shall have the same meaning as in such employment agreement, otherwise, “Disability” shall mean any physical or mental disability which is determined to be total and permanent by a doctor selected in good faith by the Company or the relevant Subsidiary or Affiliate.

3.4 If the Participant’s employment with the Company and/or its Subsidiaries or Affiliates terminates due to the Participant’s death, any unvested Performance Shares shall only vest if the Company meets the Performance goals set forth in Section 3.1 above, and shall become vested on February 23, 2014.

3.5 If the Participant’s employment is terminated by the Company and/or its Subsidiaries or Affiliates, the Performance Shares will be become vested on a pro rata basis as defined herein if and only if the Participant is a Severance Eligible Participant; i.e., if the Participant is eligible for severance from the Company under the terms of: (a) the Participant’s employment agreement (if any); or (b) the terms of an applicable Company separation pay plan in force at the time of the Participant’s termination.  The Performance Shares of Severance Eligible Participants shall vest as follows:

3.5.1
A pro rata amount of any unvested shares shall vest in a percentage equal to: the number of full months in which the Participant was employed from the Grant Date to the Participant’s termination date, plus the number of full months in the Participant’s severance period (i.e., the number of months’ salary which constitute the Participant’s severance payments), divided by the number of full months between the Grant Date and the scheduled vesting date of the Performance Shares (see Attachment A for a sample calculation).  The pro rata portion of the Performance Shares shall only vest if the Company meets the Performance goals set forth in Section 3.1 above, and shall not become unrestricted and vested until  February 23, 2014.

3.6 If a Change in Control as defined in the Plan occurs during the Performance Period, the Performance Period shall be amended to extend from January 1, 2011 through the date of the Change in Control ("Amended Performance Period"). Upon a Change in Control, any unvested Performance Shares subject to this grant shall become unrestricted and vested if the Company meets the Performance goals set forth in Section 3.1 above during the Amended Performance Period (or during the Performance Period, if the Change in Control occurs after December 31, 2013), provided the Participant is employed by the Company on the day prior to the Change in Control.

3.7 If the Participant's employer ceases to be an Affiliate or Subsidiary of the Company, that event shall be deemed to constitute a termination of employment under Section 3.2 above.

4. Period of Restriction; Delivery of Unrestricted Shares.   During the Period of Restriction, the Performance Stock shall bear a legend as described in Section 6.4.2 of the Plan (if certificated) and the Company shall hold the Performance Stock as escrow agent as set forth in Section 6.3 of the Plan.  When shares of Performance Stock awarded by this Agreement become vested, the Participant shall be entitled to receive unrestricted Shares and if the Participant’s stock is certificated and contain legends restricting the transfer of such Shares, the Participant shall be entitled to receive new stock certificates free of such legends (except any legends requiring compliance with securities laws).  In connection with the delivery of the unrestricted Shares pursuant to this Agreement, the Participant agrees to execute any documents reasonably requested by the Company.

5. Dividends and Other Distributions.  There is no guarantee by the Company that dividends will be paid.  During the Period of Restriction, all dividends and other distributions paid with respect to the Performance Stock, whether paid in cash, Shares, or other property (the “Distributions”), shall be held by the Company and subject to the same vesting requirements and restrictions on transferability and forfeitability as the Performance Stock with respect to which such Distributions were paid.  The Distributions shall be paid at the time the Performance Stock becomes vested pursuant to Section 3.

6. Existing Covenants.  If Participant violates any confidentiality, non-competition, or non-solicitation covenants to which Participant is subject pursuant to any separate agreement between Participant and the Company and/or its Subsidiaries or Affiliates, all unvested Performance Stock shall be cancelled and forfeited immediately.

7. Non-transferability.  Performance Stock, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution.  Any such Performance Stock, and any rights and interests with respect thereto, shall not, prior to vesting, be pledged or encumbered in any way by the Participant (or any beneficiary(ies) of the Participant) and shall not, prior to vesting, be subject to execution, attachment or similar legal process.  Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of in any way any of the Performance Stock, or the levy of any execution, attachment or similar legal process upon the Performance Stock, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.

8. Entire Agreement; Amendment.  This Agreement, together with the Plan contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  The Executive Compensation and Development Committee (the “Committee”) shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan.  This Agreement may also be modified or amended by a writing signed by both the Company and the Participant.  The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

9. Acknowledgment of Employee. The award of this Performance Stock does not entitle Participant to any benefit other than that granted under this Agreement.  Any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.  Participant understands and accepts that the benefits granted under this Agreement are entirely at the discretion of the Company and that the Company retains the right to amend or terminate this Agreement and the Plan at any time, at its sole discretion and without notice. The award will appear as two grants on the Company’s stock administrator’s website, one for each performance goal.  By accepting the grant agreement once, the full Performance Stock award is accepted.

10. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the principles of conflict of laws thereof.

11. Withholding of Tax.  The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with any tax law and/or any other applicable law, rule or regulation with respect to the Performance Stock (or vesting thereof) and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any Performance Stock otherwise required to be issued pursuant to this Agreement.

12. No Right to Employment.  Any questions as to whether and when there has been a termination of employment and the cause of such termination shall be determined in the sole discretion of the Committee.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s employment or service at any time, for any reason and with or without cause.

13. Notices.  Any notice which may be required or permitted under this Agreement shall be in writing and shall be delivered in person, or via facsimile transmission, email, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

13.1 If such notice is to the Company, to the attention of the General Counsel of the Company or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.

13.2 If such notice is to the Participant, at his or her email or home address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.

14. Compliance with Laws.  The issuance of the Performance Stock or unrestricted Shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the 1934 Act and any respective rules and regulations promulgated thereunder), and any other law or regulation applicable thereto.  The Company shall not be obligated to issue any of the Performance Stock or unrestricted Shares pursuant to this Agreement if such issuance would violate any such requirements.

15. Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Participant shall not assign any part of this Agreement without the prior express written consent of the Company.

16. Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

17. Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

18. Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

Attachment A

Sample Vesting Calculation As Defined Under Section 3.5.1

Grant Date	2/23/2011
Termination Date	7/1/2011
a- Full Months of Service Between Grant Date and Term Date	4
b- Months of Severance	3
c- Total Months (a + b)	7
Performance Shares Granted	3,500

Performance Shares	# of Months between Grant & Vest Date	Shares Granted	Pro-rated Vest% Upon Term	Shares that Vest on 2/23/2014 Subject to Meeting Performance Criteria
Vest Date (2/23/2014) 100%	36	3,500	7/36=19.4%	679
Represents the pro-rata portion of the Performance Shares that vest if the Company meets the Performance goals set forth in Section 3.1				679
Represents the Total Performance Shares Cancelled Upon Termination				2,821